Exhibit 5.1

April 25, 2022

Ipsidy Inc.

670 Long Beach Boulevard

Long Beach, New York 11561

Re:	Registration Statement on Form S-3 Filed by Ipsidy Inc.

Ladies and Gentlemen:

We have acted as counsel to Ipsidy Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-3, filed with the Securities and Exchange Commission (the “Commission”) on or about April 25, 2022 (as amended or supplemented through the date hereof, the “Registration Statement”) relating to the resale from time to time by the selling securityholders named in the prospectus contained in the Registration Statement and any supplement thereto or their permitted transferees of up to 4,522,059 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, (i) issued as payment of an origination fee pursuant to the Securities Purchase Agreement dated March 21, 2022 (the “Securities Purchase Agreement”), (ii) issuable upon the conversion of the outstanding principal amount of the Senior Secured Convertible Notes issued to certain accredited investors, including certain directors of the Company or their affiliates (the “Convertible Notes”), (iii) issuable upon the conversion of accrued and unpaid interest with respect to such principal amount of the Convertible Notes or as payment of accrued interest, at the Company’s option, in the manner permitted by the Convertible Notes, (iv) issued as payment of a facility commitment fee to Stephen J. Garchik pursuant to the Facility Agreement dated March 21, 2022 (the “Facility Agreement”), (v) issued as part of the sale pursuant to the Subscription Agreement, dated March 18, 2022, by and between the Company and an accredited investor (the “Outside Investor Subscription Agreement”) and (vi) issued as part of the sale pursuant to the Subscription Agreement, dated March 21, 2022, by and between the Company and certain members of the Company’s management team (the “Management Subscription Agreements”, and together with the Securities Purchase Agreement, the Convertible Notes, the Facility Agreement and the Outside Investor Subscription Agreement, the “Transaction Documents”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, including the prospectus contained therein and the exhibits thereto, the Transaction Documents, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, both as currently in effect, and such other documents, corporate records and other instruments, have made such inquiries as to questions of fact of officers and representatives of the Company and have made such examinations of law as we have deemed necessary or appropriate for purposes of giving the opinions expressed below. We have also assumed that, upon sale and delivery, certificates representing the Shares will have been duly executed, countersigned, registered and delivered or, if uncertificated, valid book-entry notations for the issuance of the Shares in uncertificated form will have been duly made in the share register of the Company. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

Based upon the foregoing, and subject to the qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.	the Shares (i) issued as payment of an origination fee pursuant to the Securities Purchase Agreement, (ii) issued as payment of a facility commitment fee to Stephen J. Garchik pursuant to the Facility Agreement, (iii) issued as part of the sale pursuant to the Outside Investor Subscription Agreement and (iv) issued as part of the sale pursuant to the Management Subscription Agreements, are validly issued, fully paid and non-assessable;

2.	the Shares issuable upon the conversion of the outstanding principal amount of the Convertible Notes, when issued and delivered upon conversion of the Convertible Notes in accordance with the terms thereof, assuming that there is a sufficient number of authorized and unissued Shares at the time of such conversion, will be validly issued, fully paid and non-assessable; and

3.	the Shares issuable upon the conversion of accrued and unpaid interest with respect to the principal amount of the Convertible Notes or as payment of accrued interest in the manner permitted by the Convertible Notes, when issued and delivered upon conversion or payment in accordance with the terms of the Convertible Notes, assuming that there is a sufficient number of authorized and unissued Shares at the time of such conversion or payment, will be validly issued, fully paid and non-assessable.

This opinion letter is based as to matters of law solely on the applicable provisions of the General Corporation Law of the State of Delaware, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “General Corporation Law of the State of Delaware, as amended” includes the statutory provisions contained therein, all applicable provisions of the rules and regulations underlying these provisions and reported judicial decisions interpreting these laws.

The foregoing opinions are rendered as of the date hereof, and we assume no obligation to update such opinions to reflect any acts, events, facts or circumstances occurring after the date hereof or which may hereafter come to our attention, or any change in the law which may hereafter occur.

We consent to the filing of this opinion as an exhibit to the Registration Statement, to the use of our name in the Registration Statement under the caption “Legal Matters,” and to the discussion of this opinion under such caption. By giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

Very truly yours,

/s/ ARNOLD & PORTER KAYE SCHOLER LLP

ARNOLD & PORTER KAYE SCHOLER LLP